                            JOINT VENTURE AGREEMENT

     This Joint Venture Agreement (this "Agreement") is made this 13th day of April, 1995, by and between National Media Corporation, a Delaware corporation ("National Media"), and ValueVision International, Inc., a Minnesota corporation ("ValueVision"). National Media and ValueVision are sometimes referred to herein individually as a "Partner" and collectively as the "Partners."

                              W I T N E S S E T H:

     WHEREAS, ValueVision is engaged in Television Home Shopping (as defined below), among other things, in the United States and elsewhere and wishes to pursue opportunities to develop, produce and distribute Infomercial Marketing (as defined below) in markets outside of the United States and Canada, and National Media is engaged in Infomercial Marketing, among other things, in the United States and elsewhere and wishes to pursue opportunities to develop, produce and distribute Television Home Shopping in markets outside of the United States and Canada. For purposes of this Agreement, "Television Home Shopping" means the marketing of numerous products through programs broadcast live (which programs may be rebroadcast at later times) to consumers who are encouraged to order products while the program is being broadcast, but shall not include Infomercial Marketing or other marketing methods (other than Television Home Shopping) which may be employed from time to time by National Media; and "Infomercial Marketing" means the marketing of one or a group of related products through the broadcast of a prerecorded program specifically dedicated to such product or group of related products (which program is designed to be broadcast numerous times after the program's production) to customers who are encouraged to order products during or after such program broadcast, but shall not include Television Home Shopping or other marketing methods (other than Infomercial Marketing) which may be employed from time to time by ValueVision; and

     WHEREAS, National Media and ValueVision agree to negotiate with each other to combine their respective expertise in the development, production and distribution of Television Home Shopping and Infomercial Marketing in markets outside of the United States and Canada on the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Partners agree as follows:

                                   SECTION 1
                                  OPTION; TERM
1.1  Option.

     (a) If at any time prior to the fourth anniversary of this Agreement, (i) ValueVision intends to conduct (directly or through one or more of its Affiliates (as hereinafter defined)) Infomercial Marketing in any geographical market outside of the United States and Canada or (ii) National Media intends to conduct (directly or indirectly through one or more of its Affiliates) Television Home Shopping in any geographical market outside of the United States and Canada, such Partner (the "Initiating Partner") shall provide the other Partner (the "Other Partner") written notice (the "Expansion Notice") of such intent at least thirty (30) days prior to the Initiating Partner's intended commencement of such Television Home Shopping or Infomercial Marketing operations (as the case may be); provided, however, that no Partner shall be required to give an Expansion Notice hereunder at any time that such Partner believes, in its sole and absolute discretion, that the provision of such notice will adversely affect its expansion opportunities or result in undesired disclosure of such Partner's trade secrets or strategic plan. The Expansion Notice shall contain a brief description of the Initiating Partner's proposed Television Home Shopping or Infomercial Marketing operations (as the case may be), including the geographical market (the "Target Market") in which such operations will be conducted, and the expected commencement date of such operations. For purposes of this Agreement, the term "Affiliate" means, with respect to any Partner, any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Partner but shall not include Montgomery Ward & Co., Incorporated, an Illinois corporation ("Montgomery Ward") or any of its Affiliates which would not be an Affiliate of VVI but for the fact that (i) it is an Affiliate of Montgomery Ward or (ii) an Affiliate of such Person was designated by Montgomery Ward as a director or director-nominee of ValueVision. For the purposes of this definition, the term "control" shall mean, with respect to any Person, the beneficial ownership of ten (10%) percent or more of the beneficial ownership of any interests in such Person, and the term "Person" means any individual, trust, corporation, partnership, limited liability company, proprietorship or other association or entity. Notwithstanding anything contained herein to the contrary, a Partner will not be deemed to be conducting Television Home Shopping or Infomercial Marketing operations solely by its sale of inventory to a Third Party (as defined in Section 1.1(d) hereof) which conducts Television Home Shopping or Infomercial Marketing for resale by such Third Party.

     (b) Delivery of the Expansion Notice shall constitute an offer to the Other Partner to commence negotiations with the Initiating Partner to establish a joint venture by and between the Other Partner and the Initiating Partner to pursue the Television Home Shopping or Infomercial Marketing opportunity set forth in the Expansion Notice on such terms and conditions as the parties hereto may hereinafter agree. The Other Partner may exercise such option by delivering written notice of such exercise to the Initiating Partner at any time during the thirty (30) day period following the Other Party's receipt of the Expansion


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Notice. In the event the Other Partner exercises the option granted to it pursuant to this Section 1.1(b), the Initiating Partner and the Other Partner shall commence negotiations as soon as commercially practicable. Each such joint venture formed hereunder shall be referred to herein as a "Joint Venture."

     (c) In the event the Other Partner (i) fails to exercise the option granted to it under Section 1.1(b) or (ii) the parties are unable, for any reason or no reason at all after good faith negotiations, to reach an agreement with respect to the Joint Venture for the Target Market set forth in the Expansion Notice within thirty (30) days after the date of the Expansion Notice, the Initiating Partner and the Other Partner shall each have the right to conduct Television Home Shopping and Infomercial Marketing (as the case may be) in the Target Market in any manner whatsoever at any time following the date of the Expansion Notice, and neither the Initiating Partner nor the Other Partner shall thereafter have any obligation to comply with the provisions of this Section 1 with respect to any Television Home Shopping or Infomercial Marketing operations in the Target Market.

     (d) Subject to the proviso contained in the last sentence of this Section 1.1(d), the Partners acknowledge that National Media or any of its Affiliates may pursue Television Home Shopping opportunities and ValueVision or any of its Affiliates may pursue Infomercial Marketing opportunities with a person which is not an Affiliate of either Partner (a "Third Party"). In the event National Media or any of its Affiliates proposes to pursue or conduct Television Home Shopping operations with a Third Party outside of the United States and Canada or ValueVision or any of its Affiliates proposes to pursue or conduct Infomercial Marketing operations with a Third Party outside of the United States and Canada, such Partner shall use its good faith and commercially reasonable efforts to obtain the Third Party's consent to permit such Partner to comply with the provisions of Section 1.1 hereof with respect to such proposed operations. Notwithstanding anything to the contrary contained herein, in the event such Partner is unable to obtain such consent, such Partner may thereafter pursue such opportunities and conduct Television Home Shopping and Infomercial Marketing operations (as the case may be) in any geographical area with such Third Party without complying with the terms of this Section 1; provided, however, that in no event shall National Media conduct Television Home Shopping operations in any geographical market outside of the United States and Canada with Home Shopping Network, Inc., QVC Network, Inc., VIA TV, Inc. or any United States-based entity which is engaged in Television Home Shopping as a principal business and has annual sales from Television Home Shopping operations conducted in the United States in excess of One Hundred Million ($100,000,000.00) Dollars (each a "Major Domestic Provider") or any Affiliate of a Major Domestic Provider without first complying with the provisions of Section 1.1 hereof unless such Major Domestic Provider or one of its Affiliates solicited National Media to pursue such opportunity and National Media did not initiate such solicitation.

     (e) Each Partner and each of such Partner's respective Affiliates may engage in other business ventures and activities of every nature and description (including, without limitation, Infomercial Marketing, Television Home Shopping


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and other marketing activities) independently or with others, even if such ventures or activities are competitive with the Joint Venture's business, and the engagement in such activities shall not be deemed wrongful or improper; provided, however, that National Media may not conduct (directly or indirectly through one or more of its Affiliates) Television Home Shopping and ValueVision may not conduct (directly or indirectly through one or more of its Affiliates) Infomercial Marketing in any geographical market outside of the United States and Canada except as set forth in Section 1.1(d) hereof, unless it has complied with the provisions contained in this Section 1.1. Each Partner expressly acknowledges and agrees that, except for the negotiation rights granted pursuant to this Section 1.1 with respect to Television Home Shopping and Infomercial Marketing operations outside of the United States and Canada, neither Partner shall have any right to participate with the other Partner or any of its Affiliates in any activity or venture in which such Partner may from time to time participate, and that such Partner's and/or its Affiliate's participation in such activities or ventures shall not, under any circumstances, be deemed a conflict of interest, breach of fiduciary duty or usurpation of a business opportunity.

1.2  Purpose and Operations.

     Each Joint Venture formed pursuant to this Agreement shall conduct Television Home Shopping operations or Infomercial Marketing (as the case may be) in the Target Market and such other activities as the Partners may hereafter agree. Each Partner shall use its best efforts to promote the best interests of each Joint Venture, with ValueVision primarily responsible for the provision of advisory services relating to television production, programming and product merchandising and National Media primarily responsible for the provision of advisory services relating to product distribution and fulfillment and operations in countries outside of the United States and Canada.

1.3  Term.

     This Agreement shall terminate upon the earlier to occur of (a) the second anniversary of this Agreement in the event that there does not then exist a Joint Venture established pursuant to the terms of this Agreement which is broadcasting Television Home Shopping or Infomercial Marketing programs, (b) the delivery by a Partner who experiences a Change of Control (as hereinafter defined) of written notice of the termination of this Agreement to the other Partner within sixty (60) days of the occurrence of such Change of Control, or
(c) the fourth anniversary of this Agreement; provided, however, that the provisions of Section 3 shall survive any such termination. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if (i) all or substantially all of a Partner's assets are sold, leased or otherwise transferred in one or a series of related transactions, to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or (ii) any person or group (as defined above) (other than any underwriter or group of underwriters in connection with a bona fide public offering) beneficially owns capital stock of a Partner possessing 35% or more


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of the voting power of the voting stock of such Partner (calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended). Any Partner experiencing a Change of Control shall provide the other Partner written notice of such occurrence within ten (10) business days after such Change of Control.

                                   SECTION 2
                                REPRESENTATIONS

     Each of the Partners warrants and represents to the other Partner that the execution of this Agreement and the performance of its respective duties pursuant to this Agreement have been authorized by all necessary legal action and do not conflict with nor will otherwise result in a breach of the Certificate of Incorporation or By-Laws, or any other contract, agreement or instrument to which such Partner is subject or its properties are bound.

                                   SECTION 3
               PRIVILEGED AND CONFIDENTIAL INFORMATION: PUBLICITY

     (a) Unless approved in writing by the other Partner, each Partner and its respective Affiliates shall maintain the confidentiality of all matters relating to each Joint Venture established hereunder. All memoranda, proposals, notes, records or other documents made or compiled in connection with the formation or operation of, or on behalf of, any Joint Venture by any Partner (and its Affiliates) relating to such Joint Venture and the Joint Venture's opportunities, activities and projects, and the Joint Venture's trade secrets, shall be the Joint Venture's property and shall, at the request of either Partner, be delivered to and held by the Joint Venture at its offices. No Partner shall use for itself or on behalf of any other person and/or entity (other than the Joint Venture or on the Joint Venture's behalf), the trade secrets or any knowledge, data or other information relating to any of the Joint Venture's activities, projects or opportunities, except as necessary and appropriate in the development of a Joint Venture opportunity or activity, unless authorized in writing by the other Partners. Notwithstanding the foregoing, a Partner shall be entitled to divulge information which it in good faith believes necessary to comply with governmental laws, rules or regulations applicable to it, but only after consultation with the other Partner. Nothing contained herein shall be construed so as to prohibit either Partner from engaging in any activities permitted pursuant to Section 1.1(e) of this Agreement.

     (b) The Partners may at appropriate times issue press releases and/or other public announcements relating to a Joint Venture and such Joint Venture's activities. However, neither of the Partners nor any of their Affiliates shall, without approval by the other Partner, issue any press release or other public announcement with respect thereto; provided, however, that this provision shall not be deemed to prohibit either Partner from making any and all legally required disclosure(s) but then only after consultation with the other Partner.



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                                   SECTION 4
                               GENERAL PROVISIONS

4.1  Amendments.

     No amendments of this Agreement shall be binding unless such amendment is in writing and signed by all of the Partners.

4.2  Indulgences, Etc.

     Neither the failure of nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

4.3  Controlling Law.

     This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the substantive laws of the State of Delaware notwithstanding any conflict-of-law provisions to the contrary.

4.4  Injunctive Relief.

     Each Partner, for itself and on behalf of its respective Affiliates, acknowledges that the obligations of, and restrictions upon, such Partner and its Affiliates (including, without limitation, the restrictions contained in Sections 1 and 3 hereof), in view of the nature of the business in which the Partners and their Affiliates are engaged and intend to engage, are reasonable and necessary in order to protect the legitimate interests of the Partners and their Affiliates, and that any violation thereof would result in irreparable injury to the Partners, their Affiliates and any Joint Ventures established pursuant hereto. Therefore, each Partner and its respective Affiliates acknowledge that, in the event of a violation of any of its obligations or restrictions contained in this Agreement, any Partner, any Joint Venture or any of their respective Affiliates shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation or threatened violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Partner, the Joint Venture or any of their respective Affiliates may be entitled.



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4.5  Notices.

     All notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or which are or may be given with respect to this Agreement shall be in writing and shall be personally served or deposited in the mails, registered or certified, return receipt requested, postage prepaid, or sent for delivery within one business day by a reputable courier service with charges prepaid, or transmitted by hand delivery, telegram or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram or facsimile. Notice otherwise sent as provided herein shall be deemed given on the second business day following the deposit of such Notice at the post office or the delivery of such Notice to a reputable courier service. Until otherwise specified by the party to be notified, all such Notices shall be addressed as follows:

          (a) If to National Media:

              National Media Corporation
              1700 Walnut Street
              Philadelphia, PA  19103
              Attention:  President
              Fax:  (215) 772-5013

              With a copy to:

              Klehr, Harrison, Harvey, Branzburg & Ellers
              1401 Walnut Street
              Philadelphia, PA  19102
              Attention:  Leonard M. Klehr, Esquire
              Fax:  (215) 568-6603

          (b) If to ValueVision:

              ValueVision International, Inc.
              6740 Shady Oak Road
              Minneapolis, Minnesota 55344
              Attention:  President
              Fax:  (612) 947-0188



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              With a copy to:

              Maslon Edelman Borman & Brand,
              a Professional Limited Liability Partnership
              3700 Norwest Center
              Minneapolis, MN  55402
              Attention:  William Mower
              Fax:  (612) 672-8397

4.6  Binding Nature of Agreement.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement in any manner without the prior written consent of the other Party hereto.

4.7  Execution in Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

4.8  Provisions Separable.

     The provisions of this Agreement are independent of and separate from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

4.9  Entire Agreement.

     This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

4.10  Paragraph Headings.

     The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.


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4.11  Gender, Etc.

     Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

4.12  Number of Days.

     In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or United States holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or United States holiday.

4.13  Interpretation.

     No provision of this Agreement is to be interpreted for or against any party because that party or that party's legal representative drafted such provision.

4.14  Further Assurances.

     In addition to the documents and instruments to be delivered as herein provided, each of the Partners hereto shall, from time to time at the request of the Partners, execute and deliver such instruments and shall take such other action as may be required to more effectively carry out the terms of this Agreement.




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4.15  Third Party Beneficiaries.

     Notwithstanding anything to the contrary contained herein, no provision of this Agreement is intended to benefit any party other than the signatories hereto and their permitted successors and assigns and the Joint Venture and shall not be enforceable by any other party.


     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

ATTEST:                                 NATIONAL MEDIA CORPORATION


By:  /s/ Marshall A. Fleisher           By:  /s/ Brian McAdams
     -----------------------------           ----------------------------------
     Name:  Marshall A. Fleisher             Name:  Brian McAdams
     Title: Secretary                        Title: Chairman & CEO



ATTEST:                                 VALUEVISION INTERNATIONAL, INC.



By:  /s/ Mark A. Payne                  By:  /s/ Nicholas M. Jaksich
     -----------------------------           ----------------------------------
     Name:  Mark A. Payne                    Name:  Nicholas M. Jaksich
     Title: Chief Financial Officer          Title: President





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